CONTACT:	Jeffrey L. Thompson

Executive Vice-President

(310) 781-2222

EDELBROCK CORPORATION ANNOUNCES SPECIAL

STOCKHOLDER MEETING DATE

TORRANCE, CA — November 19, 2004 — Edelbrock Corporation (Nasdaq: EDEL) today announced the date for its upcoming special stockholders meeting to consider a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 25, 2004, by and among Edelbrock Corporation and two companies controlled by O. Victor Edelbrock, Jr., Edelbrock’s Chairman, President and Chief Executive Officer, pursuant to which Edelbrock Corporation will become a privately-held company and stockholders of Edelbrock Corporation will receive $16.75 per share in cash in exchange for each share of Edelbrock common stock. The meeting will be held on December 22, 2004 at 9:30 a.m. PST, at Edelbrock’s facility located 510 Madrid Street, Torrance, CA 90505. Edelbrock has fixed the close of business on November 29, 2004 as the record date for determining those stockholders entitled to vote at the special meeting and any adjournment or postponement of the special meeting.

A proxy statement containing information about the special meeting and the merger will be mailed to stockholders on or about November 30, 2004. Stockholders are encouraged to read the proxy statement carefully because it contains important information about the proposed transaction.

About Edelbrock Corporation:

Founded in 1938, Torrance, California-based Edelbrock Corp. is recognized as one of the nation’s premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. In addition to three production facilities and an automated distribution center in Torrance, the Company owns and operates a state-of-the-art aluminum foundry and its motorcycle carburetor division in San Jacinto, Calif., at which it manufactures many of its quality products.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Potential risks and uncertainties include such factors as the financial strength and competitive pricing environment of the automotive and motorcycle aftermarket industries, product demand, sales growth and activity levels, cash flows, dependence on key suppliers, market acceptance, manufacturing efficiencies, new product development, the success of planned advertising, marketing and promotional campaigns, and other risks identified herein and in other documents filed by the Company with the Securities and Exchange Commission. Other potential risks and uncertainties that may affect the Company’s business and financial condition include the potential effects of the proposal by Mr. Edelbrock to acquire the outstanding shares of the Company’s common stock not already beneficially owned or controlled by him such as (i) the distraction of the Company’s management from the operation of the Company’s business caused by the pendency of the proposed transaction and related litigation, required filings with the Securities and Exchange Commission, and any subsequent developments; and (ii) material increases in the Company’s expenses for professional services and other transaction and litigation related costs and expenses which are expected to be incurred whether or not the proposed transaction is consummated.